Exhibit 2.3

Deutsche Bank Trust Company Americas Trust and Securities Services

Edwin Reyes
Managing Director

Execution Copy November 4, 2011

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex
Mumbai 400 051
India

Attention:	Ms. Chanda Kochhar, Managing Director and Chief Executive Officer
Mr. N.S. Kannan, Executive Director and Chief Financial Officer

Dear Ms. Kochhar and Mr. Kannan:

We hereby refer to the deposit agreement entered into between you and Bankers Trust Company (now known as Deutsche Bank Trust Company Americas) dated March 31, 2000, amended and supplemented on February 19, 2002 and further amended and supplemented on April 1, 2002 and March 8, 2005 (the "Deposit Agreement") in respect of your existing NYSE-Iisted American depositary receipt ("ADR") program (the "ADR Program") for which we act as the exclusive depositary and any additional depositary receipt programs established for you (together with the ADR Program, the "Facility"). 1 The Deposit Agreement sets forth each of our rights and obligations in relation to the Facility. This letter agreement shall govern the matters set forth herein and shall not be superseded or amended by the terms of the Deposit Agreement. This letter agreement shall become effective as of the date above, hereinafter be referred to as the "Effective Date".

In consideration for the above, we shall, upon your written request where applicable, make to you or on your behalf the reimbursement set forth in Schedule I under "Reimbursement", provided no notice of removal of us as Depositary or termination of the Facility has been received by us.

In reference to Section 6.02 of the Deposit Agreement, we and you hereby agree that where you have either (i) terminated the appointment of the Depositary pursuant to the provisions of this Deposit Agreement and the Terms and Conditions of the ADRs; (ii) established an American Depositary Receipt program or any other program under which the outstanding ADRs would be exchanged from the existing ADR Program into any new program, or (iii) terminated the ADR Program for any reason at any time (including for the avoidance of doubt where you do not appoint us as depositary bank for any Global depositary receipts or American depositary receipts issued subsequent to the date of this Deposit Agreement), you agree, in the absence of our wilful default, gross negligence or bad faith or that of our agents, directors, officers or employees, that you shall reimburse to us an amount equal to any Reimbursement paid by us to you from the Effective Date through the date of notice of termination which remains outstanding at the time of such termination, such Reimbursement not having been recovered from issuance and dividend fees collected by us in accordance with the Deposit Agreement and the Terms and Conditions of the ADRs from the Effective Date through the date of notice of such termination.

You and we agree to consult upon and to attempt to resolve in good faith any matters, including any disputes, relating to the services provided by us to you under this letter agreement or under the Deposit Agreement, and no termination shall take effect unless and until such consultations have occurred.

Deutsche Bank Trust Company Americas shall act hereunder as an agent of the Company and is authorized to act on its behalf to solicit, accept, administer and perform such other acts as are incident to this letter agreement.

The schedule attached hereto shall form an integral part of this letter agreement.

1 In this letter agreement, "we" or "us" shall mean Deutsche Bank Trust Company Americas as agent, and "you" or the "Company" shall mean ICICI Bank Limited and any corporate entity resulting from any merger, de-merger, acquisition, spin off, scheme of arrangement or other business combination involving ICICI Bank Limited during the term we act as depositary bank for your Facility.

The provisions of section 7.06 of the Deposit Agreement shall be incorporated into this letter agreement as if set out in full in this letter agreement and as if references in that section to "this Agreement" are references to this letter agreement.

To confirm the terms of this letter agreement whereby Deutsche Bank Trust Company Americas continues to act the depositary in relation to the Facility, as set out above, kindly sign, initial each page and return three copies of this letter agreement to Deutsche Bank Trust Company Americas.

Yours sincerely,
/s/ Christopher Konopelko		/s/ James Kelly
Name:	Christopher Konopelko	Name:	James Kelly
Title:	Vice President	Title:	Vice President

For and on behalf of

DEUTSCHE BANK TRUST COMPANY AMERICAS

On behalf of ICICI Bank Limited, I agree and confirm the terms of this letter agreement whereby Deutsche Bank Trust Company Americas continues to act as our depositary in relation to the Facility on the basis stated above.

/s/ Rakesh Jha
Name: Mr. Rakesh Jha
Title: Deputy CFO

For and on behalf of
ICICI BANK LIMITED

SCHEDULE I

In accordance with the attached letter agreement, this schedule, which constitutes an integral part of the letter agreement, further defines the reimbursement we agree to provide to you following the Effective Date and throughout the term we act as depositary bank for your Facility, based on our ability to charge market standard fees, including issuance and cancellation fees in accordance with the Deposit Agreement. During the term we act as depositary bank for your Facility, should you agree to introduce a dividend processing fee and/or annual servicing fee, we shall amend the Deposit Agreement accordingly and consult in good faith to reach agreement on a mutually beneficial reimbursement structure to be documented in a side letter to this letter agreement. Upon the tenth anniversary of the Effective Date, you and we agree to review and consult in good faith regarding the Annual IR Reimbursement (as hereinafter defined).

Subject to any limitations or waivers otherwise provided herein or in the Deposit Agreement, we shall have the authority to adjust and/or waive any fees to ADR holders. Our obligation to pay any cash reimbursement not claimed by you in the year in which it is payable shall lapse following the last day of such year.

Any Reimbursement hereunder will be paid to you or to your order following the receipt by us of an original executed IRS Form W-8BEN, a list of authorized signatories and the receipt of a "letter of request for reimbursement" in original form in the form provided by us to you.

Reimbursement

The following shall constitute the reimbursement payable by us on your behalf as agent following the Effective Date and through the term we act as depositary bank of your Facility (the "Reimbursement"):

A.
We will, on the first anniversary of the Effective Date and on each of the subsequent anniversaries thereafter for the term we act as depositary bank for your Facility, reimburse to you US$325,000 per annum toward investor relations expenses or other expenses directly related to the ongoing maintenance of the ADR Program (the "Annual IR Reimbursement").

B.
We will, for the term we act as depositary bank for your Facility, arrange for and bear the cost of the local custody of the underlying shares represented by ADRs from time to time outstanding in the ADR Program.

C.
We will the term we act as depositary bank for your Facility, waive the cost of providing our ADR program administrative and reporting services, such costs valued at US$60,000 per year, and which include the following:

➢	Preparing and filing of US information returns
➢	Furnishing shareholders with payee certificates
➢	Issuing dividend checks
➢	Issuing dividend replacement checks
➢	Mailing shipment of ADRs
➢	Preparing monthly reports of transfers
➢	Providing quarterly shareholder lists (DTC and physical holders)
➢	Storing blank and cancelled ADR certificates
➢	Processing merger and exchanges
➢	Providing a dividend reinvestment plan
➢	Preparing and filing the Form F-6
➢	Compiling a list of brokers active in the ADR Program
➢	Preparing a monthly ADR trading volume report
➢	Preparing a monthly ADR status report
➢	Preparing a monthly ADR flow-back report
➢	Preparing an ADR holder correspondence report
➢	Preparing a monthly pre-release report
➢	Preparing tailored reports
➢	Managing US abandoned property and escheatment to state and federal government
➢	Liaising with Depositary Trust Company as necessary
➢	Coordinating and calculating ADR holder voting instructions
➢
Distributing ADR holder communications prepared by you and delivered to the New York office address nominated by Deutsche Bank, such distributions to include the distribution of your annual reports, limited to 1,000 ADR holder communications documents distributed per year.

D.	We will, for the term we act as depositary bank for your Facility, waive the access charges to www.adr.db.com, such costs currently US$10,000 per year.